Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of July, 2015 (the “Effective Date”), by and between AudioEye, Inc., a Delaware corporation with an address at 5210 E. Williams Circle, Suite 500, Tucson, Arizona 85711 (the “Company”), and Carr Bettis, a natural person (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive desires to be employed by the Company as its Executive Chairman/Chairman of the Board (the “Position”) and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.                                      Employment and Duties.  Company hereby employs Executive as Executive Chairman/Chairman of the Board of the Company.  Subject at all times to the direction of the Board of Directors of the Company (the “Board”), Executive shall have direct responsibility, working in conjunction with the Officers of the Company, over operations, sales and marketing, financial accounting and SEC reporting, operational budgeting, sales costing analysis, billing, and auditor interfacing.  Executive will also perform other services and duties as the Board of Directors shall determine.  Employer agrees that as long as Executive is employed by the Company, Company will use its best efforts to cause Executive to be elected as a Director of the Company.

Executive shall confer with the Directors, and other Officers of the Company, regarding ideas and proposals with respect to the overall technological direction of the Company.

Responsibilities:

•                                          Oversee the preparation of short and long term operation plans for sales, marketing and quality control;

•                                          Establish and maintain appropriate systems for measuring necessary aspects of operational management and development;

•                                          Monitor, measure and report on operational issues, opportunities and development plans, and achievements within agreed formats and timescales;

•                                          Manage and develop direct reporting staff;

•                                          Oversee the management and control of departmental expenditures within agreed budgets;

•                                          Liaise with functional/departmental managers to understand all necessary aspects and needs of operational development;

•                                          Maintain awareness and knowledge of contemporary operational development theory and methods and provide suitable interpretation to the Board, managers and staff within the Company;

•                                          Contribute to the evaluation and development of operational strategy and performance in cooperation with the executive team;

•                                          Oversee the management of financial accounting and SEC reporting; and

•                                          Oversee the management of all legal aspects of the Company in working with both in-house and outside legal counsel.

Except as set forth below, Executive shall devote all of his time, attention, and energies to the business of the Company.  Provided that none of the additional activities materially interfere with the performance of the duties and responsibilities of Executive, nothing in this Section 1 shall prohibit Executive from (a) serving as a director or trustee of any charitable or educational organization or (b) engaging in additional activities in connection with personal investments, investments held by investment vehicles of his family trust, part time board or operational responsibilities associated with companies in which he has a controlling or minority interest, and community affairs; provided that such activities are not inconsistent with Executive’s duties under this Agreement and do not violate the terms of Section 12.

2.                                      Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year subject to extension upon mutual agreement of the Company and Executive.  “Employment Period” shall mean the initial one (1) year term plus extension periods, if any.

3.                                      Place of Employment.  Executive’s job site shall be in Phoenix, Arizona metropolitan area (the “Job Site”).  The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.                                      Base Salary.  For all services to be rendered by Executive pursuant to this Agreement:

(a)                                 The Company agrees to pay Executive commencing July 1, 2015 a base salary (the “Base Salary”) at an annual rate of $175,000 during the Employment Period.

(b)                                 The Base Salary shall be paid in quarterly installments promptly following the end of each calendar quarter.

(c)                                  The Base Salary shall be payable in the form of stock options (the “Option Awards”) issued under any of the Company’s currently-adopted incentive compensation plans (or any successor or replacement plans adopted by the Board and approved by the stockholders of the Company) (the “Plans”), up to a maximum of stock options to purchase up to 500,000 shares of the Company’s common stock in any calendar year (the “Calendar Year Maximum”), as the Compensation Committee of the Board (the “Compensation Committee”)(or the Board, if there is no Compensation Committee) may from time to time determine.  Option Awards shall be subject to the applicable Plan terms and conditions; provided, however, that Option Awards shall be subject to any additional terms and conditions as are provided herein or in any award agreement, which shall supersede any conflicting provisions governing Option Awards provided under the Plans.

(d)                                 The number of Option Awards to be issued for each quarterly period will be determined by means of a Black Scholes valuation whereby the number of Option Awards issued would have a value at the time of issuance equal to the dollar value of Executive’s Base Salary for each calendar quarter.

(e)                                  The Option Awards will have an exercise price equal to the fair market value of the Company’s common stock at the time of issuance.

(f)                                   In the event the Calendar Year Maximum is reached in any calendar year, any excess Base Salary payable for such calendar year shall be payable in the form of warrants to purchase shares of the Company’s common stock (the “Warrant Awards”) on terms substantially similar to those of the Option Awards; provided, however, that the Warrant Awards will not be issued pursuant to, or be subject to, the Plans.

5.                                      Bonuses.  During the Employment Period, the Board or the Compensation Committee, in their sole discretion, may grant to Executive additional bonus or bonuses.

6.                                      Equity Awards; Trading of Company Stock.

(a)                                 Executive shall be eligible for such additional grants of awards under the Plans as the Compensation Committee (or the Board, if there is no Compensation Committee) may from time to time determine (the “Share Awards”).  Share Awards shall be subject to the applicable Plan terms and conditions; provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award agreement, which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

(b)                                 With respect to holdings in Company securities, Executive may not enter into equity swaps, collars or forward sale contracts, but may place shares into exchange funds as a hedge.

(c)                                  The Company may adopt a 10b5-1 trading plan approved by the Board or the Compensation Committee.  Upon adoption of such plan, any sale of Company shares by Executive will be subject to such plan

7.                                      Clawback Rights.  All amounts paid to Executive by the Company (other than Executive’s Base Salary and reimbursement of expenses pursuant to Section 8 hereof) during the Employment Period and any time thereafter and any and all stock-based compensation (such as options and equity awards) granted during the Employment Period and any time thereafter (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that Executive is employed by the Company and upon the termination or expiration of Executive’s employment and for a period of three (3) years thereafter, if any of the following events occur, Executive agrees to repay or surrender to the Company the Clawback Benefits if a restatement (a “Restatement”) of any financial results from which any Clawback Benefits to Executive shall have been determined (such restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared), then Executive agrees to immediately repay or surrender upon demand by the Company any Clawback Benefits which were determined by reference to any Company financial results which were later restated, to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information All Clawback Benefits amounts resulting from such Restatements shall be retroactively adjusted by the Compensation Committee (or the Board, if there is no Compensation Committee) to take into account the restated results and if any excess portion of the Clawback Benefits resulting from such restated results is not so repaid or surrendered by Executive within ninety (90) days of the revised calculation being provided to Executive by the Company following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment.

The amount of Clawback Benefits to be repaid or surrendered to the Company shall be determined by the Compensation Committee (or the Board, if there is no Compensation Committee) and applicable law, rules and regulations.  All determinations by the Compensation Committee (or the Board, if there is no Compensation Committee) with respect to the Clawback Rights shall be final and binding on the Company and Executive.  The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect.  Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

Notwithstanding the foregoing, if any amounts subject to clawback have been deferred pursuant to the terms of a nonqualified deferred compensation plan, such amounts shall be forfeited under such plan, and such forfeiture shall be considered a repayment or surrender of such amount for purposes hereof.

8.                                      Expenses.  Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

9.                                      Other Benefits; Vacation.  During the term of this Agreement, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees.  Executive does not at this time intend to participate in the Company’s health-related Benefit Plans. During the term of this Agreement, Executive shall be entitled to accrue, on a pro rata basis, fifteen (15) paid vacation days per year, which if not taken will accrue and be carried forward. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than ten (10) consecutive days shall be taken at any one time without the advance approval of the Board.

10.                               Termination of Employment.

(a)                                 Death.  If Executive dies during the Employment Period, this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive’s heirs, administrators or executors any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b)                                 Disability.  In the event that, during the term of this Agreement Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or his heirs, administrators or executors any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months.

(c)                                  At Will. At any time during the Employment Period, either party may terminate this Agreement, and Executive’s employment hereunder, immediately upon written notice to the other party; and upon such termination of this Agreement, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and any accrued but unused vacation time through the termination date in accordance with Company policy.  The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions..

11.                               Confidential Information.

(a)                                 Disclosure of Confidential Information. Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Executive.  Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence.  In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 11 shall survive the termination of Executive’s employment hereunder for a period of three (3) years. Information will not be deemed to be Confidential Information if: (i) the information was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Executive obtained the information from a third party that was not known by Executive to be bound by a confidentiality agreement or other obligation of confidentiality to the Company or any other party with respect to such information; or (iv) Executive is required to disclose the information pursuant to legal process (e.g. a subpoena), provided that Executive notifies the Company promptly upon receiving or becoming aware of such legal process.

(b)                                 Executive affirms that he will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c)                                  In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

12.                               Non-Competition and Non-Solicitation.

(a)                                 Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.  The provisions of this Section 12 shall survive the termination of Executive’s employment hereunder.

(b)                                 Executive hereby agrees and covenants that he shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than ten (10%) percent of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided however, that Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and the Separation Period and thereafter to the extent described below, within the Territory:

(i)                                     Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business of the Company;

(ii)                                  Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the business of the Company;

(iii)                               Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(iv)                              Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 12(b) shall continue during the Employment Period and until one (1) year following the termination of this Agreement or of Executive’s employment with the Company (including upon expiration of this Agreement), whichever occurs later; provided, however, that if this Agreement or Executive’s employment is terminated by Executive for Good Reason or by the Company without Cause, then the restrictions of this Section 12(b) shall terminate concurrently with the termination and shall be of no further effect.  In the event that any provision of this Section 12 is determined by a court to be unenforceable, such provision shall not render the entire Section unenforceable but, to the extent possible, shall be appropriately adjusted to render such provision enforceable.

13.                               Inventions.  All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Executive during Executive’s employment by the Company that (i) are directly relevant to the Company’s business as then constituted, (ii) are developed as a part of the tasks and assignments that are the duties and responsibilities of Executive, and (iii) were created using substantially the Company’s resources, such as time, materials and space, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Executive promises and agrees that Executive will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Executive will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require, but at the Company’s expense to obtain patents, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 8 or otherwise) and without any additional compensation of any kind to Executive.

14.                               Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are subject to Section 409A upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii).  Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.  Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminates plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

15.                               Miscellaneous.

(a)                                 Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services.  Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 11 or Section 12 of this Agreement. Accordingly, Executive agrees that any breach by Executive of Section 11 or Section 12 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)                                 Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(c)                                  During the term of this Agreement, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.

(d)                                 This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 4, Option Awards and Warrant Awards shall govern with respect to the subject matter thereof and pursuant to Section 6, Share Awards shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)                                  This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)                                   The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)                                  All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the Company at its principal executive office or to Executive at his address of record in the Company’s records, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(h)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County of Pima, State of Arizona.

(i)                                     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(j)                                    Executive represents and warrants to the Company that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

(k)                                 The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

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IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

THE COMPANY:

AUDIOEYE, INC.

By:
Name:
Title:

EXECUTIVE:

Carr Bettis